LKA Grants Richmont Mines An Option to Earn a 50% Interest In Golden Wonder Mine.

Thursday, November 8, 2007

GIG HARBOR, Wash.--(BUSINESS WIRE)

Earlier this week, on November 5, LKA International, Inc. (OTCBB:LKAI).  entered into an agreement (the “Agreement”) with Richmont Mines Inc. (AMEX:RIC) which grants Richmont an option to earn a 50% joint-venture interest in LKA’s Golden Wonder Mine located near Lake City, Colorado.

Richmont will have sixty days from the date of the Agreement in which to complete its evaluation of the Golden Wonder and exercise an option to enter into a joint venture with LKA for the further development and exploration of the Mine and surrounding property. In exchange for granting the option, LKA will receive an initial payment of $150,000 and another $150,000 at the end of the sixty-day evaluation period if Richmont elects to exercise its option.

The terms of the proposed joint venture will include, but are not limited to, three consecutive investment/funding periods by Richmont of $6 million each totaling $18 million over a 63 month period. Richmont will have the option, after the first investment/funding period, to proceed with the two subsequent investment/funding segments or withdraw from the joint venture. Richmont will not be entitled to retain any interest in the Golden Wonder until its full investment of $18 million has been contributed toward the development of the Mine or paid to LKA.

Detailed terms of the joint venture will be announced after the initial evaluation period has been completed and Richmont elects to exercise its option to proceed. For a more complete description of the proposed, LKA-Richmont joint venture investors are encouraged to read Form 8-K filed by LKA on November 9, 2007 with the Securities and Exchange Commission.

Golden Wonder Mine

Since commercial production began in 1998, the Golden Wonder mine has produced ore containing over 133,701 ounces of gold valued at more than $45 million (based on ore values at time of sale less processing charges). The average grade of the ore sold during this period was to 16.01 ounces (453.87 grams) of gold per ton. Ore production from the most recent two-year period (June, 2004 - June, 2006) yielded 52,668 ounces of gold at an average grade of

18.87 ounces (534.95 grams) of gold per ton of ore. The primary purchasers of ore over this period were ASARCO and Barrick-Goldstrike with limited purchases by Teck Cominco.

About LKA

LKA is a Gig Harbor, WA based natural resource holding and development company. The Company's primary assets are the Golden Wonder mine and the Ute-Ule silver mine and mill. Both of these properties are located in Hinsdale County, CO.

Safe Harbor Statement

LKA's plans to resume/expand Golden Wonder production are subject to a number of conditions including, but not limited to, favorable geology, successful exploration efforts, favorable financing terms/availability, permits, gold prices, market conditions, etc. Mining and related activities are inherently high-risk endeavors and there can be no assurance that LKA will be successful.

Forward-looking statements in this release are made pursuant to the 'safe harbor' provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, but not limited to, continued acceptance of the company's products and services, competition, new products and technological changes, as well as any and all 'other risks' associated with business.

Contact:

LKA International, Inc.

Kye A. Abraham, 253-851-7486

Website: http://www.lkaintl.com